Exhibit 99.1

Vista Equity Partners Announces Successful Completion of Cash Tender Offer for Shares of Greenway Medical Technologies, Inc.

CARROLLTON, Ga. — November 4, 2013 — Greenway Medical Technologies, Inc. (NYSE: GWAY) (the “Company” or “Greenway”) and Vista Equity Partners today announced the successful completion of the tender offer by Crestview Acquisition Corp., a wholly owned subsidiary of VCG Holdings, LLC and an affiliate of Vista Equity Partners Fund IV, L.P., for all of the outstanding shares of common stock of the Company at a price of $20.35 per share, net to the seller in cash without interest. The tender offer expired at 12:00 midnight, New York City time, on November 1, 2013. As of the expiration of the tender offer, approximately 91.3% of the outstanding shares of common stock of the Company were validly tendered and not withdrawn in the tender offer (not counting as validly tendered shares tendered through notice of guaranteed delivery and not actually delivered). All such shares have been accepted for payment in accordance with the terms of the tender offer.

As a result of the tender offer, Crestview Acquisition Corp. now owns at least 90% of the outstanding shares of Greenway, which will allow Crestview Acquisition Corp. to complete and close the merger of Crestview Acquisition Corp. with and into Greenway without stockholder approval.

Upon completion of the merger, which the parties anticipate will occur today, Greenway will become a wholly-owned subsidiary of VCG Holdings, LLC. All outstanding shares of common stock of Greenway, other than shares held by VCG Holdings, LLC, Crestview Acquisition Corp., or Greenway and shares held by Greenway’s stockholders who are entitled to and properly demand and perfect appraisal of such shares pursuant to the applicable provisions of Delaware law, will be automatically cancelled and converted into the right to receive cash equal to the $20.35 offer price per share. In addition, the parties anticipate that the common stock of Greenway will cease to be traded on the NYSE after market close today following completion of the merger.

About Greenway

Greenway Medical Technologies (NYSE: GWAY) delivers smarter information solutions that improve the financial performance of healthcare providers and enable them to deliver smarter care. Greenway PrimeSUITE® — the company’s certified, single-database electronic health record, practice management and interoperability solution platform — is complemented by an expanding array of integrated business and data services, including clinically driven revenue cycle management™ (RCM). Thousands of care providers across primary care and more than 30 specialties and sub-specialties use cloud-based or on-premise Greenway® solutions to improve outcomes in healthcare enterprises, physician practices, retail and other ambulatory clinics, and alternate care venues nationwide. For details, see greenwaymedical.com, Twitter, Facebook or YouTube.

About Vista Equity Partners

Vista Equity Partners, a U.S.-based private equity firm with offices in San Francisco, Chicago and Austin, currently invests over $7.1 billion in capital committed to dynamic, successful technology-based organizations led by world-class management teams with long-term perspective. Vista is a value-added investor, contributing professional expertise and multi-level support towards companies realizing their full potential. Vista’s investment approach is anchored by a sizable long-term capital base, experience in structuring technology-oriented transactions, and proven management techniques that yield flexibility and opportunity in private equity investing. For further information please visit www.vistaequitypartners.com.

Forward Looking Statements

Statements in this press release that relate to future results and events are forward-looking statements made within the meaning of Section 21E of the Securities Exchange Act of 1934 based on Greenway’s current expectations regarding the proposed transaction. Actual results and events in future periods may differ materially from those expressed or implied by these forward-looking statements because of a number of risks, uncertainties and other factors. There can be no assurances that a transaction will be consummated. Other risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; that the transaction may not be timely completed, if at all; that, prior to the completion of the transaction, if at all, Greenway’s business may experience significant disruptions due to transaction-related uncertainty or other factors that the parties are unable to successfully implement integration strategies; and other risks that are described in Greenway’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013 and in its subsequently filed SEC reports. Greenway does not undertake any obligation to update these forward-looking statements except to the extent otherwise required by law.

Greenway Media Contact:

Bob Kneeley

(678) 390-7262

BobKneeley@greenwaymedical.com

Innisfree Contact:

501 Madison Avenue, 20th floor

New York, New York 10022

Shareholders may call toll free: (877) 687-1875

Banks and Brokers may call collect: (212) 750-5833